CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 15 to the registration statement on Form N-1A (File No. 33-51017) (“Registration Statement”) of our report dated November 13, 2006, relating to the financial statements and financial highlights appearing in the September 30, 2006, Annual Report of Putnam Asset Allocation Funds, each a series of Putnam Asset Allocation Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

/s/ PriceWaterhouseCoopers LLP
Boston, Massachusetts
January 22, 2007